CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$39,404,000	$4,515.70

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

March 2012 Pricing Supplement No. 48 Dated March 28, 2012 Registration Statement No. 333-169119 Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED INVESTMENTS

Step Up Callable Range Accrual Notes due April 2, 2027
Based on 6-Month USD LIBOR and the S&P 500® Index

Subject to early redemption and as further described below, interest will accrue and be payable on the Notes quarterly, in arrears, at a rate equal to the product of (i) the applicable per annum rate described below under “Step Up Rates” and (ii) the number of calendar days in the applicable Interest Period on which (a) the S&P 500® Index Level was greater than or equal to 975 and (b) 6-month USD LIBOR was greater than or equal to 0.00% and less than or equal to 6.00%, divided by (iii) the total number of calendar days in that Interest Period; subject to a minimum interest rate of 0.00% per annum and a maximum interest rate equal to the applicable per annum rate described below under “Step Up Rate”. All payments on the Notes, including the repayment of principal, are subject to the creditworthiness of Barclays Bank PLC. The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including the repayment of principal at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

FINAL TERMS
Issuer:	Barclays Bank PLC
Principal Amount:	$39,404,000
Issue Price:	$1,000 per Note (see “Commissions and Issue Price” below)
Original Trade Date:	March 28, 2012
Original Issue Date:	April 2, 2012
Maturity Date:	April 2, 2027, subject to Redemption at the Option of the Company (as set forth below).
Interest Rate Type:	Other (see description in this pricing supplement)
Day Count Convention:	30/360
Reference Rate/Reference Asset:	LIBOR (Designated LIBOR Page: Reuters: LIBOR01) / S&P 500® Index (see “Index” below and “The S&P 500® Index” in this pricing supplement).
Reference Rate Index Maturity:	6 months
Maximum Interest Rate:	For any Interest Period, the Step Up Rate specified for that Interest Period under “Step Up Rates” below.
Minimum Interest Rate:	For any Interest Period, 0.00% per annum.

Interest Rate Formula:	For each interest payment period: (x) the applicable Step Up Rate per annum times (y) N/ACT; where

     •   “N” = the total number of calendar days in the applicable interest period on which (i) the Reference Rate is within the Reference Rate Range and (ii) the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier (each such day, an “accrual day”); and

• “ACT” = the total number of calendar days in the applicable interest period.

If on any calendar day during the term of the notes the Reference Rate is not within the Reference Rate Range or the S&P 500® Index Level is less than the S&P 500® Index Barrier, interest will accrue at a rate of 0.00% per annum for that day.

Rate Cut-Off:

For any Interest Period, (A) the Reference Rate for any day from and including the fifth Business Day prior to the related Interest Payment Date will equal the Reference Rate observed on such fifth Business Day prior to that Interest Payment Date and (B) the S&P 500® Index Level for any day from and including the fifth Index Business Day prior to the related Interest Payment Date will equal the S&P 500® Index Level observed on such fifth Index Business Day prior to that Interest Payment Date.

Index:

S&P 500® Index (the “Index”). The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth herein under “The S&P 500® Index” and the section entitled “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

S&P 500® Index Level:

For any Index Business Day, the closing level of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the prospectus supplement.

Step Up Rates:	For Interest Periods commencing on or after:	Step Up Rate (per annum)

	Original Issue Date	6.50%
	April 2, 2020	7.00%
	April 2, 2023	9.00%
	April 2, 2025	11.00%

Reference Rate Range (the “Range”):	For Interest Periods commencing on or after:	Lower Barrier	Upper Barrier

	Original Issue Date	0.00%	6.00%

S&P 500® Index Barrier:	For Interest Periods commencing on or after:	S&P 500® Index Barrier

	Original Issue Date	975
Index Business Day:

A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day:	New York; London.

Business Day Convention:	Following, Unadjusted
Interest Payment Dates:	☐ Monthly, ☒ Quarterly, ☐ Semi-Annually, ☐ Annually,

payable in arrears on the 2nd day of each January, April, July and October, commencing on July 2, 2012 and ending on the Maturity Date or the Early Redemption Date.

Interest Period:

The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date).

Redemption at the Option of the Company:

We may redeem your Notes, in whole or in part, at the Redemption Price set forth below, on any Interest Payment Date beginning on April 2, 2013, provided we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount of the Notes, together with any accrued and unpaid interest to but excluding the Early Redemption Date (subject to the creditworthiness of the Issuer).

Settlement:	DTC; Book-entry; Transferable.
Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
CUSIP:	06738KX55
ISIN:	US06738KX554
Listing:	We do not intend to list the Notes on any U.S. securities exchange or quotation system.
Calculation Agent:	Barclays Bank PLC

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	3.50%	96.50%
Total	$39,404,000	$1,379,140	$38,024,860
(1) Barclays Capital Inc. will receive commissions from the Issuer equal to 3.50% of the principal amount of the Notes, or $35.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers including Morgan Stanley Smith Barney LLC.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND THE INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated August 31, 2010
Prospectus Supplement dated May 27, 2011; and
Index Supplement dated May 31, 2011

See “Additional Terms of the Notes” on page 3 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and this pricing supplement. See “Risk Factors” on page 3 of this pricing supplement, “Risk Factors” beginning on page S-6 of the prospectus supplement, and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Notes.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays Capital Inc.

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Based on 6-Month USD LIBOR and the S&P 500® Index

Additional Terms of the Notes

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations, are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Subject to early redemption and as further described herein, interest will accrue and be payable on the Notes quarterly, in arrears, at a rate equal to the product of (i) the applicable per annum rate described above under “Step Up Rates” and (ii) the number of calendar days in the applicable Interest Period on which (a) the S&P 500® Index Level is greater than or equal to 975 and (b) 6-month USD LIBOR is greater than or equal to 0.00% and less than or equal to 6.00%, divided by (iii) the total number of calendar days in that Interest Period; subject to a minimum interest rate of 0.00% per annum and a maximum interest rate equal to the applicable per annum rate described above under “Step Up Rate”. All payments on the Notes, including the repayment of principal, are subject to the creditworthiness of Barclays Bank PLC. The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Selected Risk Factors

An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement and the “Risk Factors” section beginning on page IS-2 of the index supplement. We urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the Notes.

•

Reference Rate / Interest Payment Risk—Investing in the Notes is not equivalent to investing in securities directly linked to the Reference Rate and/or the Index. Instead, the amount of interest payable on the Notes for any Interest Period is dependent on whether, and the extent to which, during a given Interest Period, the Reference Rate is within the Reference Rate Range—at or above the Lower Barrier and at or below the Upper Barrier, and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier. For each calendar day in an Interest Period on which the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, the Step Up Rate will accrue; conversely, for each calendar day in an Interest Period on which the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, no interest will accrue.

As a result, if the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier on one or more calendar days during an Interest Period, then the interest rate for that Interest Period, and

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the amount of interest paid on the related Interest Payment Date, will decrease in proportion to the number of calendar days in the Interest Period that the Reference Rate is outside the Reference Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier. Accordingly, in such circumstances you would not receive the maximum possible interest rate for that Interest Period. If, on every calendar day in an Interest Period, the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, then you will receive no interest payments for that Interest Period. If the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier on every calendar day in every Interest Period throughout the term of the Notes, then you will receive no interest payments on your Notes throughout their term.

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Rate Cut-Off Provision May Adversely Impact Interest Accrued on the Notes—For any Interest Period, (A) the Reference Rate for any day from and including the fifth Business Day prior to the related Interest Payment Date will equal the Reference Rate observed on such fifth Business Day prior to that Interest Payment Date and (B) the S&P 500® Index Level for any day from and including the fifth Index Business Day prior to the related Interest Payment Date will equal the S&P 500® Index Level observed on such fifth Index Business Day prior to that Interest Payment Date. Therefore, if the Reference Rate on the fifth Business Day prior to the related Interest Payment Date is outside the Reference Rate Range or the S&P 500® Index Level is less than the S&P 500® Index Barrier on the fifth Index Business Day prior to the related Interest Payment Date, no interest will accrue for that day or the remainder of the Interest Period, even if the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level equals or exceeds the S&P 500® Index Barrier on any day during that time.

■

Early Redemption Risk—We may redeem the Notes, in whole or in part, on any Interest Payment Date beginning on April 2, 2013. It is more likely that we will redeem the Notes in whole prior to their stated maturity date to the extent that the interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed, in whole or in part, prior to their stated maturity date, you will receive no further interest payments on the Notes redeemed and may have to re-invest the proceeds in a lower rate environment.

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Issuer Credit Risk—The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment at maturity, on an interest payment date, or in the event of early redemption, depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

■

Maximum Interest Rate—Since a Maximum Interest Rate is specified on the cover page hereof, the Interest Rate on the Notes for the relevant Interest Periods (on or after any applicable date specified on the cover page hereof) will be limited to the specified Maximum Interest Rate. As a result, you will lose the benefit of any interest payment that would have been payable had such Maximum Interest Rate not been applicable.

■

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity (subject to Issuer credit risk), the Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions may be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

■

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of our affiliates or of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through

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Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

■

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Rate and the S&P 500® Index Level on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Rate, the Index and the underlying components of the Index;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	the dividend rate on the common stocks underlying the Index;
o	a variety of economic, financial, political, regulatory or judicial events; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Based on 6-Month USD LIBOR and the S&P 500® Index

Hypothetical Interest Rate and Interest Payment Calculations

As described above, the Notes will pay interest on each Interest Payment Date at an effective per annum interest rate calculated in accordance with the Interest Rate Formula. The following illustrates the process by which the interest rate and interest payment amount are determined for any such Interest Periods.

For purposes of these examples, we assume that the Notes are not being redeemed on the applicable Interest Payment Date pursuant to the Redemption at the Option of the Company provisions above. If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above.

Interest Rate Calculation

Step 1: Determine the total number of Accrual Days in the relevant Interest Period and divide the total number of Accrual Days by the total number of calendar days in that Interest Period.

For each calendar day during an Interest Period, the levels of the Reference Rate and the S&P 500® Index Level are determined, and the level for the Reference Rate is then evaluated relative to the Range (that is, whether the Reference Rate on that day is at or above the Lower Barrier and at or below the Upper Barrier) and the level of the S&P 500® Index Level is evaluated relative to the S&P 500® Index Barrier (that is, whether the S&P 500® Index Level on that day is greater than or equal to the S&P 500® Index Barrier). Each such calendar day on which the Reference Rate on that day is at or above the Lower Barrier and at or below the Upper Barrier and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier shall be referred to as an Accrual Day. Once the total number of Accrual Days for an Interest Period is determined, the total number of Accrual Days is then divided by the total number of calendar days in the applicable Interest Period.

Step 2: Calculate the annual interest rate for each Interest Payment Date.

For each calendar day in an Interest Period on which the Reference Rate is within the Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, the Step Up Rate will accrue; conversely, for each calendar day in an Interest Period on which the Reference Rate is outside the Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, no interest will accrue.

Stated mathematically, the interest rate per annum for any Interest Period will be equal to the product of:

(x) the applicable Step Up Rate per annum times (y) N/ACT;

Where

•

“N” = the total number of calendar days in the applicable interest period on which (i) the Reference Rate is within the Reference Rate Range and (ii) the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier (each such day, an “accrual day”); and

•	“ACT” = the total number of calendar days in the applicable interest period.

The maximum possible per annum interest rate for any Interest Period is the Step Up Rate for that Interest Period, and the actual interest rate per annum for any Interest Period will decrease in proportion to the number of calendar days in the Interest Period that the Reference Rate is outside the Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier. As a result, the per annum interest rate for any Interest Period could potentially be zero. See “Selected Risk Factors— Reference Rate / Interest Payment Risk”.

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Interest Period by multiplying the annual interest rate determined for that Interest Period by the applicable day count fraction. The resulting effective interest rate is then multiplied by the principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date. No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a Business Day.

Example Interest Rate and Interest Payment Calculations

The following table and examples illustrate how the per annum interest rate and interest payment amounts would be calculated for a given Interest Period based on the total number of calendar days in an interest payment period on which the LIBOR reference rate is within the Reference Rate Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier. For purposes of these examples, we have assumed that the Step Up Rate for the Interest Period is 6.50%. We have further assumed

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that the Notes have quarterly Interest Payment Dates, and that interest payments will be calculated using a 30/360 day count basis (such that the applicable day count fraction for the quarterly interest payment for the Interest Period will be 90/360).

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the terms of any particular Notes or the future performance of the Reference Rate and/or the Index. The specific terms for each issuance of Notes will be determined at the time such Notes are priced. Numbers in the table below have been rounded for ease of analysis.

N	Hypothetical Interest Rate (Per Annun)

0	0.0000%
15	1.0833%
30	2.1667%
45	3.2500%
60	4.3333%
75	5.4167%
90	6.5000%

Example 1: If, on every calendar day during the relevant Interest Period, the value of the Reference Rate is within the Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, the number of Accrual Days would be equal to the number of calendar days in the Interest Period. In this case, the Step Up Rate of 6.50% would accrue for every day in the Interest Period. As a result, the per annum interest rate for that Interest Period would be equal to the Step Up Rate of 6.50%, the maximum per annum interest rate for that Interest Period, and you would receive an interest payment of $16.25 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 6.50% x (90/360) = 1.625%

Interest Payment = $1,000 x 1.625% = $16.25

Example 2: If, on every calendar day during the relevant Interest Period, the value of the Reference Rate is outside the Range and the S&P 500® Index Level is less than the S&P 500® Index Barrier, then there would be no Accrual Days in the relevant Interest Period. As a result, the per annum interest rate for that Interest Period would be equal to 0.00%, and you would receive no interest payment on the related quarterly Interest Payment Date (the interest payment would be $0).

Example 3: If the value of the Reference Rate is within the Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, on 33.33% of the calendar days in the relevant Interest Period, but the Reference Rate is outside the Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, on the other 66.67% of the relevant calendar days, the number of Accrual Days in the relevant Interest Period would be equal to 33.33% of the total number of calendar days in that Interest Period. In this case, the Step Up Rate of 6.50% would accrue for 33.33% of the days in that Interest Period, while no interest would accrue for the remaining 66.67% of the days in that Interest Period. As a result, the per annum interest rate for that Interest Period would be 2.166%, calculated in accordance with the Interest Rate Formula as follows:

Per Annum Interest Rate = (6.50% x 0.3333) = 2.166%

Based on the per annum interest rate for the relevant Interest Period determined per the above, you would receive an interest payment of $5.42 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 2.166% x (90/360) = 0.542%

Interest Payment = $1,000 x 0.542% = $5.42

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The S&P 500® Index

Information about the S&P 500® Index

The S&P 500® Index (the “Index”) is published by Standard & Poor’s Financial Services LLC (“S&P”). The Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The Index does not reflect the payment of dividends on the component stocks included in the index. Because of this, the calculation of S&P 500® Index Level will not reflect the payment of dividends on these stocks that investors would receive if they were to purchase these stocks and hold them for a period equal to the term of the Notes. The information on the Index provided in this pricing supplement should be read together with the section entitled “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly closing levels of the Index from January 1, 2006 through March 28, 2012. The closing level of the Index on March 28, 2012 was 1405.54 for historical purposes only.

We obtained the closing levels of the Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on any calendar day during the term of the Notes.

S&P 500® Index Historical Performance January 1, 2006 to March 28, 2012

Past performance is not indicative of future results

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The following table sets forth the published high and low index closing levels, as well as end-of-quarter index closing levels, for each quarter in the period from January 1, 2006 through March 28, 2012. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on any calendar day during the term of the Notes. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.26	1,264.78	1,294.83
Second Quarter	1,326.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.26
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter (through March 28, 2012)	1416.51	1277.06	1405.54

Past performance is not indicative of future results.

Reference Rate

“LIBOR” as described in the prospectus supplement section entitled “Reference Assets—LIBOR” with an index maturity of 6 months and an index currency of U.S. dollars and as displayed on Reuters Page LIBOR01.

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Historical Information

The following graph sets forth the historical percentage levels of the Reference Rate for the period from January 1, 2006 to March 28, 2012. The historical levels of the Reference Rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the accompanying prospectus supplement.

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Material United States Federal Income Tax Treatment

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

We intend to treat the Notes as contingent payment debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement. As a result, you may be required to include original issue discount (“OID”) in income during your ownership of the Notes in excess of any cash payments made with respect to the Notes during one or more taxable years. Additionally, any gain recognized on a sale, upon maturity, or on any other disposition of the Notes will be treated as ordinary income. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule of the Notes by requesting them from Director – Structuring, Investor Solutions Americas, at (212) 412-1101. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.

3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments, any OID, and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Information Reporting

Holders that are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Notes on IRS Form 8938—”Statement of Specified Foreign Financial Assets” if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Non-U.S. Holders

Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken. The Agent will receive commissions from the Issuer equal to 3.50% of the principal amount of the notes, or $35.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers including Morgan Stanley Smith Barney LLC.

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